Exhibit 10.46

SUPPLEMENTARY SAVINGS PLAN OF ROCKWOOD SPECIALTIES INC.

(As Amended and Restated Effective January 1, 2009)

i

Table of Contents

(continued)

ii

SUPPLEMENTARY SAVINGS PLAN OF ROCKWOOD SPECIALTIES INC.

(As Amended and Restated Effective January 1, 2009)

ARTICLE I

Rockwood Specialties Inc. (formerly Laporte Inc.) (the “Company”) adopted the Supplementary Savings Plan of Rockwood Specialties Inc. (formerly the Supplementary Savings Plan of Laporte Inc.) (the “Plan”), effective July 1, 1990, in order to provide supplemental retirement benefits to certain of its management and highly compensated employees whose benefits under the Profit-Sharing/401(k) Plan of Rockwood Specialties Inc. (formerly the Profit-Sharing/401(k) Plan of Laporte Inc.) (the “Profit Sharing/401(k) Plan”) and/or the Rockwood Specialties Inc. Money Purchase Pension Plan (formerly the Laporte Inc. Money Purchase Pension Plan) (the “Money Purchase Pension Plan”) are restricted as  a result of the limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g)(1) and 415 of the Code, or who are otherwise ineligible to participate in the Profit Sharing Plan or the Money Purchase Pension Plan.  The Plan was subsequently amended and restated in its entirety effective December 15, 1993, January 1, 1996 and December 30, 1997.  The Plan is hereby further amended and restated in its entirety effective as of the “Effective Date” (as defined herein).  The benefits, if any, of an Eligible Employee who terminated employment prior to the Effective Date shall be determined in accordance with the provisions of the Plan as in effect as of such termination date.

ARTICLE II

Definitions

Where the following terms appear in this Plan, they shall have the respective meanings set forth in the ARTICLE II, unless the context clearly indicates to the contrary:

2.1          “Account” means the Salary Deferral Account and Matching Account maintained by the Committee to reflect the accrued benefit of a Participant under the Plan.

2.2          “Affiliate” means any entity that is a member of a controlled group of corporations of a group of trades or businesses under common control (as such terms are defined in Section 414(b) and (c) of the Code), of which the Company is a member.

2.3          “Beneficiary” means the person or persons entitled to receive benefits under the Plan after the death of a Participant pursuant to Section 7.1 hereof.

2.4          “Board” means the Board of Directors of the Company.

2.5          “Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations issued thereunder.

2.6          “Committee” means the committee appointed by the Board to administer the Plan.

2.7          “Company” means Rockwood Specialties Inc. (formerly Laporte Inc.), a Delaware corporation, and its successors.

2.8          “Compensation” means the amount of compensation that (i) would be available for elective deferral under the Profit Sharing Plan if the limitations of Sections 401(a)(17) and 402(g) of the Code were not imposed or (ii) would be eligible for determining contributions under the Money Purchase Pension Plan if the limitations of Section 401(a)(17) were not imposed, as applicable.

2.9          “Effective Date” means January 1, 2009.

2.10        “Eligible Employee” means a management or highly compensated employee of an Employer (i) who is eligible to participate in the Profit Sharing Plan and/or the Money Purchase Pension Plan, but whose contributions are limited by the Statutory Limitations, or who is a Seconded Employee, and (ii) who is selected by the Committee to participate in the Plan.

2.11        “Employer” means the Company and each Affiliate that is a participating employer under the Profit Sharing Plan and/or the Money Purchase Pension Plan and that has elected, with the consent of the Company, to be a participating employer under this Plan.

2.12        “Grandfathered Portion” of a Participant’s Account means the amounts that were credited to a Participant’s Account as of December 31, 2004, to the extent vested as of that date, plus earnings credited with respect to such amounts under Section 4.4 less withdrawals of such amounts under Article V.  The Company shall separately account for the Grandfathered Portion of a Participant’s Account.

2.13        “Matching Account” means the portion of a Participant’s Account derived from Matching Credits.

2.14        “Matching Credits” means the amount credited to a Participant’s Account pursuant to Section 4.3.

2.15        “Non-Grandfathered Portion” of a Participant’s Account means the entire amount of the Participant’s Account other than the Grandfathered Portion of the Account.

2.16        “Participant” means an Eligible Employee who has enrolled in the Plan in accordance with Section 3.2.

2.17        “Plan” means the Supplementary Savings Plan of Rockwood Specialties, Inc., as set forth herein and as amended and restated from time to time.

2.18        “Plan Year” means the calendar year.

2.19        “Profit Sharing/401(k) Plan” means the Profit-Sharing/401(k) Plan for Employees of Rockwood Specialties, Inc.

2.20        “401(k) Matching Contribution” means the matching contributions made by an Employer on behalf of a Participant under the Profit Sharing/401(k) Plan.

2.21        “401(k) Salary Deferral Contributions” means the pre-tax, salary deferral contributions made by the Employer to the Profit Sharing/401(k) Plan on behalf of a Participant pursuant to the Participant’s election.

2.22        “Profit Sharing Annual Contribution” means the discretionary annual contribution (0% to 4% of compensation) made by the Employer on behalf of the Participant to the Profit Sharing/401(k) Plan based upon the Participant’s participating Company’s profitability for that fiscal year.

2.23        “Money Purchase Annual Contribution” means the non-discretionary annual contribution of 3% of compensation made by the Employer on behalf of the Participant to the Money Purchase Pension Plan.

2.24        “Salary Deferral Account” means the portion of a Participant’s Account derived from Salary Deferral Credits.

2.25        “Salary Deferral Agreement” means an agreement entered into between an Eligible Employee and an Employer whereby the Eligible Employee agrees to become a Participant in the Plan and to defer a portion of his or her Compensation under this Plan pursuant to the provisions of Section 3.3.

2.26        “Salary Deferral Credits” means the amount credited to a Participant’s Account pursuant to Section 4.2.

2.27        “Seconded Employees” means those employees of the Employer who are only eligible to make salary deferrals under the Profit Sharing Plan and/or the Money Purchase Pension Plan because they participate in a non-United States pension plan sponsored by the Employer.

2.28        “Section 409A” means Section 409A of the Code.

2.29        “Separation from Service” means a Participant’s separation from service with the Company and its Affiliates within the meaning of Section 409A, applying the “at least 50 percent” test for this purpose.

2.30        “Statutory Limitations” means the limitations imposed by Sections 401(a)(17), 401(k)(3), 401(m)(2), 402(g)(1) and 415 of the Code on the amount that may be contributed to the Profit Sharing Plan and/or the Money Purchase Pension Plan on behalf of an Eligible Employee.

2.31        “Termination” means the termination of a Participant’s employment with his or her Employer for any reason.

2.32        “Unforeseeable Emergency” means a severe financial hardship to the Participant resulting from a sudden and unexpected illness or accident of the Participant or of a dependent (as defined in Section 152(a) of the Code) of the Participant, loss of the Participant’s property due to casualty, or similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant.  The circumstances that will constitute an

Unforeseeable Emergency shall be determined by the Committee depending upon the facts of each case.  Notwithstanding the foregoing, with respect to the Non-Grandfathered Portion of a Participant’s Account, no event shall be an Unforeseeable Emergency unless it qualifies as an “unenforceable emergency” for purposes of Section 409A of the Code.

ARTICLE III

Participation

3.1          Eligibility to Participate.  The Committee, in its sole discretion, shall select management or highly compensated employees of the Employer, including Seconded Employees, as eligible to participate in the Plan.  The Committee shall notify such Eligible Employees of their eligibility as soon as practicable after the Committee has made its selection.  The Committee may revoke a Participant’s eligibility prospectively; however, such revocation may not adversely affect such Participant’s rights hereunder with respect to amounts previously credited to his or her Account.

3.2          Enrollment.  Each Eligible Employee may become a Participant in the Plan by filing with his or her Employer a fully completed and executed Salary Deferral Agreement on which the Eligible Employee elects to participate in the Plan and to defer a portion of his or her Compensation.  A Salary Deferral Agreement must be filed with the Employer prior to the first day for the Plan Year to which it relates.  If an Eligible Employee first becomes an Eligible Employee after the first day of the Plan Year (and has not previously become eligible to participate in another nonqualified account balance deferred compensation plan maintained by the Company or any of its Affiliates), his or her Salary Deferral Agreement must be filed with the Employer within thirty (30) days after the date on which he or she first becomes an Eligible  Employee in order to participate in the Plan for such Plan Year; however, such Salary Deferral Agreement shall only apple to Compensation earned after the date the Salary Deferral Agreement has been filed with the Employer.  For Compensation that is earned based on a specified performance period, such as an annual bonus, the Participant may not defer more than an amount equal to the total amount of such Compensation paid for the performance period multiplied by the ratio of the number of days remaining in the performance period after the Salary Deferral Agreement is filed over the total number of days in the performance period.

A Salary Deferral Agreement shall be irrevocable and shall remain in full force and effect for subsequent Plan Years unless modified or terminated by the filing with the Employer of a new Salary Deferral Agreement.  A new Salary Deferral Agreement shall apply only to Compensation earned by the Participant after the end of the Plan Year in which it is filed with the Employer.  Deferrals under this Plan may be cancelled because of an Unforeseeable Emergency in accordance with the hardship rules set forth in Section 5.4.  If a Participant receives a distribution on account of hardship from the Profit Sharing Plan and/or the Money Purchase Pension Plan under circumstances requiring that deferrals under this Plan be terminated, deferrals under this Plan shall be cancelled as may be required in connection with such distribution.

3.3          Deferral of Compensation.  For each Plan Year a Participant shall have the right to elect on his or her Salary Deferral Agreement the percentage of the Participant’s

Compensation to defer for such Plan Year, and to make the designations provided for in Section 5.1, in the manner permitted by the Company.

A Participant shall be permitted to defer Compensation under this Section 3.3 for a Plan Year only if he or she has elected to contribute a percentage of his or her Compensation to the Profit Sharing Plan as a Profit Sharing Plan Salary Deferral Contribution for such Plan Year and/or is eligible to receive a contribution under the Money Purchase Pension Plan, and such contribution cannot be made in its entirety because of the Statutory Limitations, provided that this restriction shall not apply to Seconded Employees or any other Participant’s prohibited from making or receiving contributions to the Profit Sharing Plan and/or the Money Purchase Pension Plan.

ARTICLE IV

Accounts

4.1          Maintenance of Accounts.  The Employer and the Committee shall maintain on the Employer’s books and records an Account for each Participant (separately segregated to reflect the Grandfathered Portion and Non-Grandfathered Portion of such Account) that shall be credited with any credits and earnings pursuant to this Article IV and charged with payments and forfeitures pursuant to Article V.  Each Participant’s Account shall consist of a Salary Deferral Agreement and a Matching Account.  The amount available for payments shall be limited to the portion of the Account that is vested.  The Employer or the Committee may from time to time assess reasonable service charges against all or any portion of the Accounts to defray costs associated with the implementation and administration of the Plan.  Payments under the Plan shall be charged against Accounts on the date on which the payments are made and forfeitures shall be charged on the date of Termination.

4.2          Salary Deferral Credits.  As of the Effective Date, the Salary Deferral Account of each Participant shall be equal to the balance of the Participant’s Salary Deferral Account immediately prior to the Effective Date.  Thereafter, the Salary Deferral Account of each Participant shall be credited at the end of each calendar quarter with Salary Deferral Credits equal to the amount of Compensation deferred by the Participant with respect to the payroll periods during such quarter pursuant to Section 3.3.

4.3          Matching Credits.  As of the Effective Date, the Matching Account of each Participant shall be equal to the balance of the Participant’s Matching Account immediately prior to the Effective Date.  Thereafter, the Matching Account of each Participant, other than a Participant who is a Seconded Employee, shall be credited at the end of each calendar quarter during a Plan Year with a Matching Credit in an amount equal to:

(A)          the amount of 401(k) Matching Contributions that would have been made by the Employer on behalf of the Participant for the calendar quarter if (i) the Profit Sharing/401(k) Plan Salary Deferral Contributions and 401(k) Matching Contributions had not been restricted by the Statutory Limitations, and (ii) the Participant had elected to contribute as Profit Sharing/401(k) Plan Deferral Contributions the maximum permissible amount (taking into account the Statutory Limitations) plus the amount of Salary Deferral Credits Actually elected under this Plan, minus

(B)           the maximum 401(k) Matching Contributions that would have been made by the Employer on behalf of the Participant for such calendar quarter had the Participant made the maximum permissible Profit Sharing/401(k) Plan Salary Deferral Contributions.

In addition to the matching contributions, the Employer shall make additional credits to the Participant’s Matching Account based on the Profit Sharing Annual Contribution and the Money Purchase Annual Contribution with respect to Compensation above the Statutory Limitations.

4.4          Interest Credits.  As of the last day of each calendar quarter, each Participant’s Account shall be credited with an interest credit equal to (i) the Account balance on such date, multiplied by (ii) one-fourth of the prime rate being charged by JP Morgan Chase on the first day of the calendar quarter, as published in the Wall Street Journal.

4.5          Vesting.  A Participant shall at all times be fully vested in his or her Salary Deferral and Matching Accounts.

4.6          Quarterly Statements.  Statements indicating the total amount credited to a Participant’s Account as of the last day of each calendar quarter shall be furnished by the Committee to the Participant not more than ninety (90) days after the end of each calendar quarter and at such other time or times as the Committee may determine.

ARTICLE V

Payments

5.1          Methods of Payment.  A Participant shall designate in his or her Salary Deferral Agreement whether his or her Account balance shall be distributed in a single, lump sum payment or in approximately equal quarterly installments for a period of three (3) years, five (5) years, ten (10) years, fifteen (15) years, or twenty (20) years, (with the amount of each quarterly installment to be determined by dividing the value of the Participant’s Account on the applicable payment date by the number of remaining installments).  Payment of the lump sum or first quarterly installment shall be made on the date specified in Section 5.2.  With respect to the Grandfathered Portion of a Participant’s Account, the Participant and the Employer may agree to change the method of payment of his or her Account balance, if an additional service agreement (“Additional Service Agreement”) is entered into by the Employer and the Participant and such Additional Service Agreement is a bona fide written agreement with the Employer which requires the Participant to provide substantial services to the Employer for a reasonable period of time before benefit payments commence.  With respect to the Non-Grandfathered Portion of a Participant’s Account, the Participant and the Employer may agree to change the method of payment of his or her Account balance, provided that: (i) such agreement is made at least one year prior to the date on which such Account balance is scheduled to be paid, or in the case of installment payments, one year prior to the date on which the affected installment is scheduled to be paid, (ii) the redesignated payment date for the Account balance or installment payment, as the case may be, is no less than five years after the date on which such Account balance or installment payment would otherwise be paid, and (iii) the change in method of payment may not take effect until 12 months following the date of the agreement making such change.

5.2          Commencement of Benefits.  With respect to the Grandfathered Portion of a Participant’s Account, payment of such portion of the Participant’s Account shall be made or shall commence on the last day of the month in which the Participant’s employment terminates with the Company (whether because of retirement or any other reason).  With respect to the Non-Grandfathered Portion of a Participant’s Account, payment of such portion shall be made or shall commence on the last day of the month in which the Participant has a Separation from Service.

5.3          Death Benefits.  Upon the death of a Participant prior to the distribution of the entire balance of his or her Account, payment of the remaining balance in the Participant’s Account shall commence as to the Participant’s Beneficiary within ninety (90) days of the date of death in the form designated by the Participant; provided, however, that if the Participant elected quarterly installments and the Committee has determined that an Unforeseeable Emergency has occurred, the Committee may approve a Beneficiary’s request for a single, lump sum payment.

5.4          Hardship.  A Participant’s Account shall be distributed according to Sections 5.1 and 5.2, except that a Participant may apply for and receive a distribution of all or a portion of the vested balance in his or her Account prior to the date the Account is otherwise payable if the Committee determines that an Unforeseeable Emergency has occurred.  Payment may not be made to the extent that the need caused by the Unforeseeable Emergency is or may be relieved through reimbursement by insurance or otherwise, by reasonable liquidation of the Participant’s assets, to the extent the liquidation of such assets would not itself cause severe financial hardship, or by cessation of deferrals under this Plan or the Profit Sharing Plan and/or the Money Purchase Pension Plan.  Amounts shall only be distributed because of an Unforeseeable Emergency to the extent reasonable necessary to address the Unforeseeable Emergency.  Any payment under this Section 5.4 will be made within ninety (90) days of the date of the Committee’s determination.

5.5          Tax Increases.  Notwithstanding the provisions of Section 5.1, in the event the Grandfathered Portion of a Participant’s Accounts is being paid in installment payments, and during said payout period Federal personal income tax rates for the highest marginal tax rate are scheduled to increase by fifteen (15) or more percentage points, any remaining installment payments from the Grandfathered Portion of such Accounts shall be paid in a lump sum at a date determined by the Committee which precedes the effective date of such tax rate increase.

5.6          Tax Withholding.  The Company shall withhold from payments due under the Plan any and all taxes of any nature required by any government to be withheld.

5.7          Restriction on Commencement of Distributions under Section 409A.  Notwithstanding anything to the contrary in this Article V, if a Participant is a “specified employee” as defined below and determined by the Committee in accordance with Section 409A and if any amounts (other than the Grandfathered Portion of a Participant’s Accounts) are

payable under this Plan on account of the Participant’s Separation from Service, then any amounts that would otherwise be paid to the Participant under this Article V within six months of such Separation from Service (other than amounts payable from the Grandfathered Portion of the Participant’s Accounts) shall automatically be deferred and paid in a lump sum on the six month anniversary of such Separation from Service (or upon the Participant’s death, if sooner).  A “specified employee” means a Participant who is a “key employee” as defined for purposes of Code Section 416(i)(1)(A)(i), (ii), or (iii) (applied in accordance with the regulations thereunder and disregarding Section 416 (i)(5)), of the Company or its affiliates.    If a person is a specified employee as of December 31 of the preceding Plan Year, he or she is treated as a specified employee for the 12-month period beginning on April 1 of the Plan Year.  For purposes of this Section 1.30, the term “compensation” will be defined in accordance with Regulation Section 1.415(c)-2(a), and the Company hereby elects to apply the rule of Regulation Section 1.415(c)-2(g)(5)(ii) to not treat as compensation certain compensation excludible from the employee’s gross income on account of the location of the services or the identity of the employer that is not effectively connected with the trade or business within the United States.  Whether an individual is a specified employee will be determined in accordance with the requirements of Code Section 409A and the final regulations issued thereunder.

5.8          Treatment of Installments under Section 409A.  A series of installment payments under this Article V shall be treated as a single payment for purposes of Section 409A.

ARTICLE VI

Determination of Benefits, Claims Procedure and Administration

6.1          Determination.  The Company may assign all or some of its duties hereunder to an officer or other employee of the Company.  The Committee shall make all determinations as to rights to benefits under this Plan.  Subject to and in compliance with the specific procedures contained in the applicable regulations promulgated under the Employee Retirement Income Security Act of 1974, as amended: (i) any decision by the Committee denying a claim for benefits under this Plan by the Participant or any other claimant shall be stated in writing by the Committee and delivered or mailed to the claimant; (ii) each such notice shall set forth the specific reasons for the denial, written to the best of the Committee’s ability in a manner that may be understood without legal or actuarial counsel; and (iii) the Committee shall afford a reasonable opportunity to the claimant whose claim for benefits has been denied for a review of the decision denying such claim.

6.2          Interpretation.  Subject to the foregoing: (i) the Committee shall have full power and authority to interpret, construe and administer this Plan; and (ii) the interpretation and construction of this Plan by the Committee, and any action taken hereunder, shall be binding and conclusive upon all parties in interest.

6.3          Reports.  The Company shall provide the Participant with a statement reflecting the amount of the Participant’s Account on a quarterly basis.

6.4          No Liability.  No employee, agent, officer or director of the Company shall, in any event, be liable to any person for any action taken or omitted to be taken in connection with the interpretation, construction or administration of this Plan, so long as such action or omission to act be made in good faith.

ARTICLE VII

General Provisions

7.1          Designation of Beneficiary.  A Participant may designate one or more Beneficiaries to receive any payments due under the Plan upon the Participant’s death.  All Beneficiary designations must be on forms provided by the Committee and will be effective on the date filed with the Committee.  A Participant may change a Beneficiary designation at any time, without the consent of any prior Beneficiary, by filing with the Committee a new Beneficiary designation form.  No Beneficiary designation form shall be effective unless received by the Committee prior to the Participant’s death.  If a Participant dies without having filed a proper Beneficiary designation form with the Committee, or to the extent no designated Beneficiary is living, any amounts payable under the Plan upon the Participant’s death shall be paid to his or her beneficiaries as determined under the provisions of the Profit Sharing Plan.

7.2          Amendment and Termination.  The Company may, at any time and from time to time, amend, in whole or in part, or terminate the Plan without the consent of any Participant or Beneficiary; provided, however, that no amendment or termination of the Plan shall reduce the amount then credited to any Participant’s Account.  If the Plan is terminated, the Employer shall continue to be responsible for making payments attributable to existing Accounts; however, the Committee, in its discretion, may direct that all Account balances be distributed, in which case the Grandfathered Portion of Participants’ Accounts shall be distributed upon such termination in the form of a single, lump sum distribution, and the Non-Grandfathered Portion of Participants’ Accounts shall be distributed at the time and to the extent permitted under Section 409A.

7.3          No Contract of Employment.  The establishment of the Plan, the creation of the Accounts, and/or the making of any payments under the Plan, shall not give any employee the right to remain in the service of any Employer, and all Participants and other employees shall remain subject to discharge to the same extent as if the Plan had never been adopted.

7.4          Nonalienation of Benefits.  None of the interests, benefits or rights of any Participant or Beneficiary hereunder shall be subject to any claim of any creditor of such Participant or Beneficiary and, to the fullest extent permitted by law, all such interests, benefits and rights shall be free from attachment, garnishment or any other legal or equitable process available to any creditor of such Participant and Beneficiary.  No Participant or Beneficiary shall have the right to alienate, anticipate, pledge, encumber, sell, transfer or otherwise assign any of the benefits or payments that the Participant or Beneficiary may expect to receive under the Plan, and any attempt to do so shall be void.

7.5          Corporate Successors.  The Plan shall not be automatically terminated by a transfer or sale of the assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity, but the Plan shall be continued after such sale, merger or consolidation only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.  In the event that the Plan is not continued by the transferee, purchaser or successor entity, then the Plan shall terminate in accordance with the provisions of Section 7.2.

7.6          Unfunded Plan.  The Plan shall at all times be entirely unfunded and, except as provided in the following paragraph, no provision shall at any time be made with respect to segregating any assets of the Company or any other Employer for payment of any benefits due hereunder.  The right of a Participant or Beneficiary to receive a distribution hereunder shall be an unsecured claim against the general assets of the Employers, and neither the Participant nor any Beneficiary shall have any rights in or against any specific assets of the Employers.

The preceding paragraph to the contrary notwithstanding, the Company may establish a trust to which the Employers may transfer funds for the payment of benefits under the Plan.  The terms of such trust must require that its assets be used to satisfy the claims of the Employer’s unsecured creditors in the event of the Employer’s bankruptcy or insolvency, and the trust must contain such terms and conditions as shall prevent taxation to Participants and Beneficiaries of any amounts held in the trust or credited to an Account prior to the time payments are made.  No Participant or Beneficiary shall have any ownership rights in or to the assets of any trust established pursuant to this paragraph.

7.7          Governing Law.  This Plan shall be governed by and construed in accordance with the laws of the State of Delaware, except to the extent preempted by federal law.

7.8          Payments to Incompetents or Minors.  If a Participant or Beneficiary entitled to receive benefits hereunder is deemed by the Committee or is adjudged to be legally incapable of caring for his or her affairs, such benefits shall be paid to the duly appointed and acting guardian, if any, and if no such guardian is appointed and acting, to such person or persons as the Committee may designate.  Any such payment shall, to the extent made, be deemed a completer discharge of the obligation of the Plan or the Committee to make such payment.

7.9          Partial Invalidity.  If any term or provision hereof or the application thereof to any person or circumstance, is held to be invalid or unenforceable by a court of competent jurisdiction, the remainder of the Plan, or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable, shall both be unaffected and each term or provision hereof shall be valid and enforceable to the fullest extent permitted by law.

EXECUTED AND DATED as of this         day of December, 2008.

ROCKWOOD SPECIALTIES INC.

By:

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